Item 77I - DWS Intermediate Tax/AMT Free
Fund (a series of DWS Tax Free
Trust)

Effective July 14, 2006, the Class AARP
shares of the Fund converted into the
Class S shares of the
Fund. Upon the conversion of Class AARP
shares they were no longer offered.

The advisor agreed to implement expense
caps so as to ensure that shareholders of the combined classes will not pay higher expenses as a result of the share class conversions through September 30,
2007.

The characteristics and features of Class
AARP and Class S shares are similar,
except as noted below.

Class S shares generally have an initial investment minimum of $2,500 ($1,000 for IRAs). Class S shares also have an investment minimum of $50 for additional investments and for exchanges between existing accounts. Please see the fund's prospectus for additional information. Class S shares are generally only available to new investors through fee-based programs of broker-dealers and registered investment advisors who typically charge ongoing fees for services they provide and through certain group retirement plans.
Eligibility requirements for purchasing
Class S shares are
different from those for purchasing Class
AARP shares.



Effective October 23, 2006, the
Investment Class shares of the Fund
converted into Class S shares
of the Fund. The conversion was not a
taxable event for shareholders.

The advisor agreed to implement expense
caps so as to ensure that shareholders of the combined classes will not pay higher expenses as a result of the share class conversions through September 30,
2007.

The characteristics and features of
Investment Class and Class S shares are
similar, except as noted
below.

Class S shares generally have an initial investment minimum of $2,500 ($1,000 for IRAs). Class S shares also have an investment minimum of $50 for additional investments and for exchanges between existing accounts. Please see the fund's prospectus for additional information. Class S shares are generally only available to new investors through fee-based programs of broker-dealers and registered investment advisors who typically charge ongoing fees for services they provide and through certain group retirement plans.


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